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                                                                    Exhibit 5.1


(312) 321-1700

ggtech.com

                                     July 21, 1997

Diamond Technology Partners Incorporated
875 N. Michigan Avenue, Suite 3000
Chicago, Illinois  60611

      Re: 3,500,000 Shares of Common Stock to be Issued or Transferred and Sold Pursuant to the Diamond Technology Partners Incorporated 1994 Stock Option Plan, as amended

Gentlemen:

     We have acted as counsel for Diamond Technology Partners Incorporated, a Delaware corporation (the "Company"), in connection with the proposed issuance and sale of up to 3,500,000 shares of Class B Common Stock, par value $.001 per share or Class A Common Stock, par value $.001 per share, of the Company (the "Shares") upon the exercise of options granted or to be granted pursuant to the Company's 1994 Stock Option Plan, as amended (the "Plan"), as described in the Registration Statement on Form S-8 of the Company filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the Shares which may be issued or transferred and sold pursuant to the Plan and the authorized forms of stock option agreements thereunder will be, when issued or transferred and sold in accordance with such Plan and agreements and upon payment of at least par value therefore, duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,

                                 \s\ GORDON & GLICKSON P.C.
                                     ------------------------------
                                     GORDON & GLICKSON P.C.

rjl

cc: Mr. Michael E. Mikolajczyk